UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 517-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2016, the compensation committee of our board of directors approved an increase in the annual base salaries for each of our named executive officers, effective as of July 3, 2016. For additional information, please see the section captioned “Executive Compensation” of our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 20, 2016.

Name	Title	2016 Base Salary
Chris Diorio	Chief Executive Officer	$345,000
Eric Brodersen	President and Chief Operating Officer	315,000
Walter Palhetas	Senior Vice President, Global Sales	260,000

The compensation committee also approved increases in the bonus opportunities for Dr. Diorio and Mr. Brodersen. Prior to the change each was eligible to receive a performance-based target bonus under our 2016 Bonus Program of up to 50% of his base salary, with opportunities for over-achievement. The compensation committee increased these percentages for Dr. Diorio and Mr. Brodersen to 70% and 60%, respectively. The performance and over-achievement goals for these officers are related to various corporate objectives, including continued revenue growth. The 2016 bonus opportunity for each executive will reflect the 50% rate as it applied up to July 3, 2016, and the new rate after that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

By:	/s/ Chris Diorio
Chris Diorio Chief Executive Officer

Date: August 29, 2016